Exhibit 10.31

Summary of Office Space Arrangement
Between MSG Sports & Entertainment, LLC and the Charles Dolan Family Office

The Madison Square Garden Company (“MSG”), MSG Networks Inc. (“MSGN”), AMC Networks Inc. (“AMC”) and the Charles Dolan Family Office (“DFO”) have jointly established an executive office in Oyster Bay, New York (the “Office”) for certain of their respective personnel.
The Office will be operated under a Lease Agreement that runs through May 19, 2019. Lease costs and related variable expenses (e.g., office cleaning, utilities, photocopier) and certain on-going security costs will be allocated based upon the relative square footage utilized, initially, as follows: MSG (12.67%), MSGN (12.67%), AMC (30.50%) and the DFO (44.16%). Technology support costs will be allocated based on relative headcount, initially, as follows: MSG (11.11%), MSGN (11.11%), AMC (33.34%) and the DFO (44.44%).
It is expected that this arrangement will remain in place until the lease expiration date and thereafter for successive one-year terms unless any party provides written notice to the other parties of its desire not to renew, such notice to be provided not less than 90 days prior to the end of the then current term.